Exhibit 99.1

NEWS RELEASE

Contact: Beth Potillo

Phone: (818) 879-6733

DOLE FOOD COMPANY, INC. REPORTS

SECOND QUARTER 2013 RESULTS

Reiterates Guidance for Full Year 2013

WESTLAKE VILLAGE, California – July 25, 2013 – Dole Food Company, Inc. (NYSE:DOLE) today announced financial and operating results for the second quarter ended June 15, 2013, and reiterated guidance for full year 2013. In addition, Dole noted previously announced events during the quarter, namely, the April 1 completion of the sale of its former worldwide packaged foods and Asia fresh businesses, reported as discontinued operations, and the June 10 receipt of an unsolicited proposal from David H. Murdock to acquire all of the outstanding shares of common stock of Dole that he does not already own for $12 per share in cash. Dole also reported that during the second quarter, on May 10 and 13, it repurchased a total of 240,000 shares of its outstanding common stock at an average price per share of $11.26 (approximately $2.7 million) under the previously announced and now suspended share repurchase program.

For its continuing operations, Dole reported second quarter 2013 Adjusted EBITDA of $56 million compared to $81 million in the second quarter 2012. For the first half 2013, Adjusted EBITDA was $90 million compared to $125 million in the first half 2012. Adjusted EBITDA, GAAP income from continuing operations and Comparable Income from continuing operations for the first half 2013 reflected a charge of $34 million  for legal provisions related to the European General Court judgment, recorded in the first quarter of 2013.

GAAP income from continuing operations for the second quarter of 2013 was $2 million, or $0.01(1) per share, compared to $56 million, or $0.63(1) per share, in the second quarter 2012. GAAP income from continuing operations for the first half 2013 was $6 million, or $0.05(1) per share, compared to $82 million, or $0.91(1) in the first half 2012. GAAP income from continuing operations for the second quarter and first half 2013 included $22 million and $30 million of costs, respectively, related to the ITOCHU transaction, the associated refinancing and other restructuring activities (see Exhibit 3).

Comparable Income from continuing operations for the second quarter 2013 was $25 million, or $0.28 per share, compared to $61 million, or $0.69 per share, in the second quarter 2012. Comparable Income from continuing operations for the first half 2013 was $36 million, or $0.40 per share, compared to $83 million, or $0.93 per share, in the first half 2012 (see Exhibit 3).

[1]	Earnings per share calculation excludes net income attributable to non-controlling interests

Compared to 2012, second quarter 2013 Adjusted EBITDA declined approximately $25 million to $56 million from $81 million. “Second quarter Adjusted EBITDA performances from our fresh vegetables line of business and our remaining fresh fruit lines of business were less than last year,” said C. Michael Carter, Dole’s President and Chief Operating Officer. “Fresh fruit was approximately $15 million lower mainly due to North America bananas, and fresh vegetables was approximately $14 million lower mainly due to berries, offset by approximately $4 million in lower corporate expenses.”

“The variance between second quarter performance and our second quarter guidance is mainly due to lower than expected banana cost of fruit and corporate overhead, higher than expected earnings in our Chilean business due to timing of operating expenses, and higher pineapple earnings, reduced by even lower than expected earnings from our fresh vegetables line of business, due to greater losses in berries,” said Mr. Carter. “The results this quarter are reflective of the inherent volatility and unpredictability of earnings from Dole’s smaller footprint as an international commodity produce company.”

Dole reiterated full year guidance at the low end of the $150 - $170 million range, assuming no major market changes. “This is due to the continued declining trend in fresh fruit performance principally due to banana market conditions and the full-year losses in our strawberry business, and reflects regular incentive accruals, which may vary based on Dole’s 2013 performance,” said Mr. Carter.

Dole also noted two additional events. On June 21, 2013, Dole paid approximately $64.7 million in full payment of the European General Court’s judgment affirming the European Commission’s decision finding violations of the European competition antitrust laws. “We strongly believe that the European competition laws were not violated, and on May 24, 2013, Dole appealed the judgment to the EU Court of Justice,” said Mr. Carter.

On July 9, 2013, Dole executed shipbuilding contracts with Hyundai Mipo Dockyard Co., Ltd. to construct three new specialty built refrigerated container ships, with a contractual price of $54.8 million per vessel ($164.4 million in total) and a total cost of approximately $168 million, for a phased delivery in the three successive quarters beginning the fourth quarter 2015. “Updating our West Coast shipping capabilities is very important strategically to Dole’s competitive differentiation and future growth prospects,” said Mr. Carter. “Our existing West Coast vessels will be approximately 27 years old at the time of replacement. The new ships will be more fuel efficient and will be built to Dole’s exacting specifications and design, with a higher capacity up to 788 FEU (compared to the current ships with 491 FEU) and equipped with gantry cranes.”

Selected Financial Data (Unaudited)

	Quarter Ended		Half Year Ended
	June 15, 2013	June 16, 2012	June 15, 2013	June 16, 2012
	(In millions)
Revenues	$1,188.4	$1,080.0	$2,242.2	$2,166.4
Operating income	22.6	54.8	22.4	83.2
Adjusted EBITDA	55.7	81.1	90.0	125.0
Comparable Income	25.4	61.0	35.9	82.5

See “Non-GAAP Measurements” below for discussion of EBIT and Adjusted EBITDA.

Revenues

Revenues increased 10% to $1.2 billion during the second quarter 2013 compared to second quarter 2012. Fresh fruit revenues increased 12% primarily due to higher volumes of North America bananas, higher volumes of diversified fruit in Europe, and higher sales of fruit sourced from Chile. Fresh vegetables revenues increased 4% mainly due to higher pricing for fresh packed vegetables and higher sales volumes of packaged salads.

Adjusted EBITDA

Adjusted EBITDA decreased 31% to $55.7 million in the second quarter 2013 compared to second quarter 2012. Fresh fruit Adjusted EBITDA decreased primarily due to lower pricing and higher fruit cost for bananas in North America. Fresh vegetables Adjusted EBITDA decreased as a result of significantly lower pricing and higher costs in the strawberry business mainly due to weather related issues, and higher product costs for packaged salads.

Segment Information (Unaudited)

	Quarter Ended		Half Year Ended
	June 15, 2013	June 16, 2012	June 15, 2013	June 16, 2012
	(In millions)
Revenues from external customers:
Fresh fruit	$878.9	$782.7	$1,642.7	$1,630.3
Fresh vegetables	308.7	297.0	598.3	535.4
Corporate	0.8	0.3	1.2	0.7

	$1,188.4	$1,080.0	$2,242.2	$2,166.4

	Quarter Ended		Half Year Ended
	June 15, 2013	June 16, 2012	June 15, 2013	June 16, 2012
	(In millions)
EBIT:
Fresh fruit EBIT	$51.3	$63.2	$62.8	$98.9
Fresh vegetables EBIT	(3.5)	10.3	13.5	17.3

Total operating segments	47.8	73.5	76.3	116.2
Corporate:
Unrealized gain (loss) on foreign denominated instruments	(3.9)	(0.5)	0.1	3.1
Share-based compensation	(2.2)	(1.7)	(8.3)	(3.4)
Share repurchase program costs	(0.1)	—	(0.1)	—
Shareholder proposal costs	(0.1)	—	(0.1)	—
ITOCHU transaction related costs	(12.6)	(0.9)	(19.7)	(1.1)
Refinancing charges	(10.7)	—	(10.7)	—
Operating expenses, net	(7.6)	(11.4)	(16.7)	(23.0)

Corporate	(37.2)	(14.5)	(55.5)	(24.4)

Total EBIT before disc. ops.	$10.6	$59.0	$20.8	$91.8

See Exhibit 2 for further detailed information on segments.

Cash and Debt (Unaudited)

	June 15, 2013	December 29, 2012
	(In millions)
Cash:
Cash and cash equivalents	$424.9	$91.6

Total Debt:
Revolving credit facility	$—	$119.2
Term loan facilities	675.0	867.7
Senior Notes and Debentures	—	644.9
Other debt, net of debt discount	8.0	62.4

Total Debt	$683.0	$1,694.2

Net Debt	$258.1	$1,602.6

Conference Call

Dole will hold a conference call at 4:45 p.m. ET today. Access to a live audio webcast is available at http://investors.dole.com. Toll-free telephone access will be available by dialing 1-866-515-2912 in the United States and 1-617-399-5126 from international locations and providing the conference code 54511847. A replay of the call will be available until August 1, 2013. To access the telephone replay, dial 1-888-286-8010 from the United States and 617-801-6888 from international locations and enter the confirmation code 91675059. A replay of the webcast will be archived and available on www.dole.com.

Guidance

Dole has provided earnings guidance to give investors general information on the overall direction of its business. The guidance provided is subject to numerous uncertainties, including, among others, overall economic and capital-market conditions and the markets for fresh fruits and vegetables. Dole does not intend, and undertakes no obligation, to update its forward-looking statements, including projections and future prospects.

Non-GAAP Measurements

Earnings before interest, taxes and discontinued operations (“EBIT before discontinued operations”), Adjusted EBITDA and Comparable Income from continuing operations (total and per share) are measures commonly used by financial analysts in evaluating the performance of companies. EBIT before discontinued operations is calculated from net income by adding interest expense and income taxes, adding the loss or subtracting the income from discontinued operations, net of income taxes, and subtracting the gain on disposal of discontinued operations, net of income taxes. Adjusted EBITDA is calculated from EBIT before discontinued operations by: adding depreciation and amortization from continuing operations; adding the net unrealized loss or subtracting the net unrealized gain on derivative instruments from continuing operations; adding the foreign currency loss or subtracting the foreign currency gain on the vessel obligations; adding the net unrealized loss or subtracting the net unrealized gain on foreign denominated instruments from continuing operations; adding share-based compensation from continuing operations; adding charges for restructuring and long-term receivables from continuing operations; adding ITOCHU transaction related costs; subtracting the gain on asset sales from continuing operations; adding refinancing charges from continuing operations; adding shareholder proposal costs; and adding share repurchase program costs. Comparable Income from continuing operations is calculated from income from continuing operations by adding charges for restructuring and long-term receivables, net of income taxes, adding the net unrealized loss or subtracting the net unrealized gain on derivative instruments, net of income taxes, adding the foreign currency loss or subtracting the foreign currency gain on the vessel obligations, net of income taxes, adding the net unrealized loss or subtracting the net unrealized gain on foreign denominated instruments, net of income taxes, adding share-based compensation, net of income taxes, adding refinancing charges, net of income taxes, adding shareholder proposal costs, net of income taxes, adding share repurchase program costs, net of income taxes, adding ITOCHU transaction related costs, net of income taxes, and subtracting the gain on asset sales, net of income taxes. These items have been adjusted because management excludes these amounts when evaluating the performance of Dole. Net debt is calculated as total debt less cash and cash equivalents.

EBIT before discontinued operations, Adjusted EBITDA and Comparable Income from continuing operations (total and per share) are not calculated or presented in accordance with U.S. GAAP and are not a substitute for net income attributable to Dole Food Company, Inc., net income, income from continuing operations, cash flows from operating activities or any other measure prescribed by U.S. GAAP. Further, EBIT before discontinued operations, Adjusted EBITDA and Comparable Income from continuing operations (total and per share) as used herein are not necessarily comparable to similarly titled measures of other companies. However, Dole has included these three measures herein because management believes that they are useful performance measures for Dole and for securities analysts, investors and others in the evaluation of Dole.

About Dole Food Company, Inc.

Dole Food Company, Inc., with 2012 revenues from continuing operations of $4.2 billion, is one of the world’s largest producers and marketers of high-quality fresh fruit and fresh vegetables. Dole is an industry leader in many of the products it sells, as well as in nutrition education and research. For more information, please visit www.dole.com or http://investors.dole.com.

This release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Forward-looking statements, which are based on management’s current expectations, are generally identifiable by the use of terms such as “may,” “will,” “expects,” “believes,” “intends,” “anticipates” and similar expressions. The potential risks and uncertainties that could cause actual results to differ materially from those expressed or implied herein include: weather-related phenomena; market responses to industry volume pressures; product and raw materials supplies and pricing; energy supply and pricing; changes in interest and currency exchange rates; economic crises and security risks in developing countries; international conflict; and quotas, tariffs and other governmental actions. Further information on the factors that could affect Dole’s financial results is included in its SEC filings, including its Annual Report on Form 10-K.

Exhibit 1 - Reconciliation of Net income to EBIT before discontinued operations and Adjusted EBITDA (Unaudited)

	Quarter Ended		Half Year Ended
	June 15, 2013	June 16, 2012	June 15, 2013	June 16, 2012
	(In millions)
Net income	$234.8	$65.5	$169.2	$82.7
(Income) loss from discontinued operations, net of income taxes	11.6	(9.5)	81.1	(1.1)
Gain on disposal of discontinued operations, net of income taxes	(244.7)	—	(244.7)	—
Interest expense	7.5	2.4	17.7	4.5
Income taxes	1.4	0.6	(2.5)	5.7

Earnings before interest, taxes and discontinued operations (“EBIT before disc. ops”)	10.6	59.0	20.8	91.8
Depreciation and amortization from continuing operations	14.8	15.8	29.9	31.0
Net unrealized (gain) loss on derivative instruments from continuing operations	(0.5)	3.0	0.7	1.6
Foreign currency exchange (gain) loss on vessel obligations	0.5	(0.9)	(2.6)	0.5
Net unrealized (gain) loss on foreign denominated instruments from continuing operations	3.9	0.9	(0.2)	(2.9)
Share-based compensation from continuing operations	2.7	2.4	11.9	4.8
Charges for restructuring and long-term receivables from continuing operations	4.2	2.0	4.2	3.3
ITOCHU transaction related costs	12.6	0.9	19.7	1.1
Gain on asset sales from continuing operations	(4.0)	(2.0)	(5.3)	(6.2)
Refinancing charges from continuing operations	10.7	—	10.7	—
Shareholder proposal costs	0.1	—	0.1	—
Share repurchase program costs	0.1	—	0.1	—

Adjusted EBITDA	$55.7	$81.1	$90.0	$125.0

Exhibit 2 - Items eliminated to calculate Adjusted EBITDA (Unaudited)

Segment EBIT was impacted by charges for restructuring and long-term receivables, unrealized foreign currency exchange gains and losses, unrealized gains (losses) on derivative instruments, share-based compensation, ITOCHU transaction related costs, refinancing charges, share repurchase program costs, shareholder proposal costs, and gain on asset sales, which are detailed in the tables below. These items are eliminated for purposes of calculating Adjusted EBITDA for each of these segments.

	Quarter Ended		Half Year Ended
	June 15, 2013	June 16, 2012	June 15, 2013	June 16, 2012
	(In millions)
Fresh Fruit
Charges for restructuring and long-term receivables	$(4.2)	$(2.0)	$(4.2)	$(3.3)
Unrealized gains (losses) on derivative instruments	0.5	(3.0)	(0.7)	(1.6)
Net unrealized gain (loss) on foreign denominated instruments	—	(0.4)	0.1	(0.2)
Foreign currency exchange gain (loss) on vessel obligations	(0.5)	0.9	2.6	(0.5)
Share-based compensation	(0.4)	(0.5)	(2.7)	(1.0)
Gain on asset sales	4.0	2.0	5.3	6.2

Total	$(0.6)	$(3.0)	$0.4	$(0.4)

	Quarter Ended		Half Year Ended
	June 15, 2013	June 16, 2012	June 15, 2013	June 16, 2012
	(In millions)
Fresh Vegetables
Share-based compensation	(0.1)	(0.2)	(0.9)	(0.4)

Total	$(0.1)	$(0.2)	$(0.9)	$(0.4)

	Quarter Ended		Half Year Ended
	June 15, 2013	June 16, 2012	June 15, 2013	June 16, 2012
	(In millions)
Corporate
Net unrealized gain (loss) on foreign denominated instruments	(3.9)	(0.5)	0.1	3.1
Share-based compensation	(2.2)	(1.7)	(8.3)	(3.4)
ITOCHU transaction related costs	(12.6)	(0.9)	(19.7)	(1.1)
Refinancing charges	(10.7)	—	(10.7)	—
Share repurchase program costs	(0.1)	—	(0.1)	—
Shareholder proposal costs	(0.1)	—	(0.1)	—

Total	$(29.6)	$(3.1)	$(38.8)	$(1.4)

Exhibit 3 - Reconciliation of Income from continuing operations to Comparable Income from continuing operations (Unaudited):

	Quarter Ended
	June 15, 2013		June 16, 2012
	(In millions, except per share data)
		Earnings per share		Earnings per share
Income from continuing operations, excluding non-controlling interests	$1.0	$0.01	$55.3	$0.63
Income attributable to non-controlling interests	0.8	0.01	0.7	0.00

Income from continuing operations	1.8	0.02	56.0	0.63
Net unrealized (gain) loss on derivative instruments, net of income taxes of $0 million and $(0.5) million	(0.5)	(0.01)	2.4	0.03
Charges for restructuring and long-term receivables, net of income taxes[1]	4.2	0.05	2.0	0.02
Foreign currency exchange (gain) loss on vessel obligations, net of income taxes of $(0.1) million and $0 million	0.4	—	(0.9)	(0.01)
Net unrealized loss on foreign denominated instruments, net of income taxes of $0 million and $(0.2) million	3.9	0.04	0.7	0.01
Share-based compensation, net of income taxes of $(0.9) million and $(0.7) million	1.8	0.02	1.7	0.02
Refinancing charges, net of income taxes of $(3.7) million	7.0	0.08	—	—
ITOCHU transaction related costs, net of income taxes of $(2.1) million and $0 million	10.6	0.12	0.9	0.01
Share repurchase program costs, net of income taxes[1]	0.1	—	—	—
Shareholder proposal costs, net of income taxes[1]	0.1	—	—	—
Gain on asset sales, net of income taxes of $0 million and $0.1 million	(4.0)	(0.04)	(1.8)	(0.02)

Comparable Income from continuing operations	$25.4	$0.28	$61.0	$0.69

[1]	There was no income tax impact for this reconciling item.

	Half Year Ended
	June 15, 2013		June 16, 2012
	(In millions, except per share data)
		Earnings per share		Earnings per share
Income from continuing operations, excluding non-controlling interests	$4.6	$0.05	$80.6	$0.91
Income attributable to non-controlling interests	1.0	0.01	0.9	0.01

Income from continuing operations	5.6	0.06	81.5	0.92
Net unrealized loss on derivative instruments, net of income taxes of $(0.1) million and $0 million	0.5	0.01	1.5	0.01
Charges for restructuring and long-term receivables, net of income taxes[1]	4.2	0.05	3.3	0.04
Foreign currency exchange (gain) loss on vessel obligations, net of income taxes of $(0.1) million and $0 million	(2.6)	(0.03)	0.5	—
Net unrealized loss on foreign denominated instruments, net of income taxes of $0 million and $(0.1) million	(0.1)	—	(3.0)	(0.03)
Share-based compensation, net of income taxes of $(3.8) million and $(1.6) million	8.1	0.09	3.3	0.04
Refinancing charges, net of income taxes of $(3.7) million	7.0	0.08	—	—
ITOCHU transaction related costs, net of income taxes of $(1.4) million and $0 million	18.3	0.20	1.1	0.01
Share repurchase program costs, net of income taxes[1]	0.1	—	—	—
Shareholder proposal costs, net of income taxes[1]	0.1	—	—	—
Gain on asset sales, net of income taxes of $0 million and $0.5 million	(5.3)	(0.06)	(5.7)	(0.06)

Comparable Income from continuing operations	$35.9	$0.40	$82.5	$0.93

[1]	There was no income tax impact for this reconciling item.